Exhibit 99.1

For Immediate Release	Media Contact:	Hannah Burns (New York)
212-526-4064
Randall Whitestone
212-526-0542
Jennifer Weller (London)
44 20 7102 6440
Mia Trinephi (Tokyo)
813 6440 3100

LEHMAN BROTHERS completes Restructuring of its
Global Mortgage origination Business

- Renames Its Global Mortgage Origination Business Lehman Mortgage Capital -

NEW YORK, September 6, 2007—Lehman Brothers, the global investment bank, announced today the completion of the restructuring plan for its residential mortgage origination business.  The plan sizes the business appropriately for the current market environment.

The Firm will be rescaling its operations in the U.S. and UK due to market conditions and product revisions, and will be closing its Korean mortgage business.  These moves will result in job reductions totaling approximately 850 globally.  The total cost associated with these actions is expected to be under $20 million after tax.

“While these moves are extraordinarily difficult because of the impact they have on our people, we now have a business that is sized correctly for the current environment and positioned for long-term success,’’ said Ted Janulis, global head of Mortgage Capital for

Lehman Brothers. “In addition, we will continue to look at other origination opportunities in global markets.”

The Firm also announced that its residential mortgage origination and servicing businesses in the U.S., Japan and Europe, including Aurora Loan Services, Libertus and ELQ Hypotheken, will operate under the name Lehman Mortgage Capital.

Last month, the Firm said market conditions necessitated a substantial reduction in its resources and capacity in the U.S. subprime mortgage origination space and announced the closure of its BNC Mortgage LLC subsidiary.

Lehman Brothers (ticker symbol: LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients, and high net worth individuals worldwide.  Founded in 1850, Lehman Brothers maintains leadership positions in equity and fixed income sales, trading and research, investment banking, private investment management, asset management and private equity.  The Firm is headquartered in New York, with regional headquarters in London and Tokyo and operates in a network of offices around the world.  For further information about Lehman Brothers’ services, products and recruitment opportunities, visit our Web site at www.lehman.com.

© 2007 Lehman Brothers Inc. All rights reserved. Member SIPC.